Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Circular as filed with the SEC of our audit report dated May 10, 2018, with respect to the consolidated balance sheet of Prometheum, Inc. as of December 31, 2017 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows from September 18, 2017 (inception) through December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Spokane, Washington

March 28, 2019